Exhibit 4.20

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of the end of the period covered by, and as of the date of filing this Annual Report on Form 10-K of which this Exhibit 4.20 is a part, Genprex, Inc. (the “Company”) had one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), its common stock, par value $0.001 per share (the “Common Stock”).

Description of Common Stock

The following description of the Company’s Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation, as amended  (the “Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws, as amended (by Amendment No. 1 and Amendment No. 2 thereto (as so amended, the “Bylaws” and together with the Certificate of Incorporation, the “Charter Documents”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.20 is a part. The Company encourages you to read its Certificate of Incorporation, Bylaws, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), for additional information.

Authorized Capital Shares

The Company’s authorized capital shares consist of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”). As of March 28, 2025, there were 24,152,848 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Voting Rights

Holders of the Company’s Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that except as otherwise required by law, that holders of Common Stock are not entitled to vote on any amendments to the Certificate of Incorporation relating solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock to vote thereon by law or pursuant to the Certificate of Incorporation. The Company’s Charter Documents do not provide for cumulative voting in the election of directors.

Dividend Rights

Holders of the Company’s Common Stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the Common Stock, to receive any dividend declared by the Company’s board of directors out of the Company’s assets which are legally available. Such dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

The Company has never declared or paid cash dividends on its capital stock.  The Company currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Company’s Common Stock in the foreseeable future.  Any future determination to declare dividends will be made at the discretion of the Company’s board of directors and will depend on, among other factors, the Company’s financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that the Company’s board of directors may deem relevant.

Liquidation Rights

Upon the Company’s liquidation, dissolution or winding-up, holders of the Company’s Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of the Company’s outstanding shares of Preferred Stock.

Preemptive, Conversion and Subscription Rights

Holders of the Company’s Common Stock have no preemptive, conversion or subscription rights.

Anti-takeover effects of our Charter Documents and Delaware law

Set forth below is a summary of the provisions of the Company’s Certificate of Incorporation and Bylaws and the DGCL that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary, and it is qualified by reference to the Certificate of Incorporation, Bylaws and relevant provisions of the DGCL.

Delaware Anti-Takeover Law

The Company is subject to Section 203 of the DGCL (“Section 203”) which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” transaction with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

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prior to  the date of the transaction the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
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any sale, lease, exchange, mortgage, transfer, pledge or other disposition (in one transaction or a series of transactions) involving the interested stockholder of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Certificate of Incorporation and Bylaws

Board of Directors Vacancies

The Company’s Charter Documents provide that, except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, all vacancies, and any newly created directorships, unless the Board of Directors determines that any such vacancies or newly created directorships shall be filled by the stockholders, shall,  be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum. Further, the Company’s directors may only be removed with cause and by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the Company’s then outstanding capital stock. In addition, pursuant to the Company’s Certificate of Incorporation, the number of directors constituting the Company’s board of directors may be changed only by resolution of the Company’s board of directors.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

The Company’s Charter Documents require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent. In addition, pursuant to the Company’s Bylaws, special meetings of the Company’s stockholders may be called only by the chairman of the board, the Company’s Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Stockholder Proposals

The Company’s Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice.  These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Staggered Board

The Company’s Charter Documents provide that the Company’s board of directors shall be divided into three classes and that directors shall be elected for a term of three years.  Our classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Issuance of Undesignated Preferred Stock

As discussed above, our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our Charter Documents do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Exclusive Forum

The Company’s Charter Documents provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii)  any action asserting a claim for breach of any fiduciary duty owed by any director, officer, or other employee of the Company to the Company or the Company’s stockholders, (iii) any action  asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Company or any of the Company’s directors, officers or other employees governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Transfer Agent and Registrar

The Company’s transfer agent and registrar is VStock Transfer, LLC whose address is 18 Lafayette Place, Woodmere, New York 11598.

Listing

The Company’s Common Stock is listed on The Nasdaq Capital Market under the symbol “GNPX.”